Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-34261, 333-57577, 333-61780, 333-108163, 333-120906, 333-145357 and 333-153060 on Form S-8; and Registration Statement No. 333-141475 on Form S-3 of our report dated March 16, 2011 relating to the consolidated financial statements of Kendle International Inc. and the effectiveness of Kendle International Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kendle International Inc. and subsidiaries for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Cincinnati, Ohio
March 16, 2011